Exhibit 10.5

EXECUTION VERSION

September 14, 2016

Craig E. Hunsaker

212 El Sueno

Solana Beach, CA 92075

Re: Employment Terms

Dear Craig:

This letter (the “Agreement”) will confirm the terms of your employment by Alphatec Holdings, Inc. (“Alphatec” or the “Company”).

1.

Term. The term of this Agreement will commence on September 14, 2016 (the “Effective Date”) and will continue for three years thereafter. Upon expiration of the initial term, the Agreement will automatically renew for one year periods unless either party notifies the other party of nonrenewal at least 90 days prior to the end of such one year period.

2.

Position. On the Effective Date, you will begin to serve as Executive Vice President, People & Culture of the Company. In this capacity, you will report directly to the Chief Executive Officer of the Company and have all of the customary authorities, duties and responsibilities that accompany your position. Throughout your employment with the Company, you agree to devote substantially all of your business time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law and the Company's policies and procedures.

3.	Annual Compensation. Your initial annual compensation will be as follows:
A.	Base Cash Salary. Your initial base cash salary will be at a rate of $350,000 per year.
B.

Annual Cash Bonus. You will be eligible to participate in the Company's discretionary annual bonus program with your annual target bonus opportunity equal to 70% of base salary. The Board of Directors of the Company (the “Board”) will determine the amount of your award based on its assessment of a number of factors including Company and individual performance which shall be established in consultation with you. For the avoidance of doubt, you will be eligible to receive an annual cash bonus in respect of the Company's full 2016 fiscal year (e.g., without pro-ration to account for the portion of the year you were employed following the Effective Date) in an amount not less than 70% of base salary.

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C.

Long Term Incentive. Commencing with the Company's fiscal year starting January 1, 2017, you will be eligible, subject to your continued employment by the Company, to participate in such long-term incentive programs that are made available at the level determined by the Board, in its discretion, consistent with your role and responsibilities as Chief Executive Officer of the Company.

4.

Benefits. You will be eligible to participate in employee welfare and benefit programs of the Company at the level available to other members of the Company's executive management. Participation in Company benefits programs is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves.

5.

Equity Compensation. In addition to your eligibility for regular grants of long-term incentives, you will be granted the Sign-On RSUs and the PSP RSUs, in each case, as defined and described below. All awards described in this Section 5 will in all cases be subject to actual grant to you by the compensation committee of the Board (the “Compensation Committed”) in its sole discretion, would be pursuant to the applicable plan document and would be subject to terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you would receive after any award is actually made. You acknowledge that the Sign-On RSUs and the PSP RSUs are “employment inducement awards” that will be granted to you outside of the Company's 2016 Equity Incentive Plan pursuant to NASDAQ Listing Rule 5635(c)(4).

A.

Sign-On RSUs. You will be granted a one-time sign-on award of restricted stock units with an aggregate target value of $750,000 (the “Sign-On RSUs”), determined based the volume weighted average price for the Company's common stock for the ten day period prior to the Effective Date. Your Sign-On RSUs will vest ratably over three years, with automatic vesting upon a Change in Control of the Company (as defined in the Company's 2016 Equity Incentive Plan).

B.

PSP RSUs. You will be granted a one-time special performance stock plan award of restricted stock units, with an aggregate target value of $750,000 (the “PSP RSUS”). The number of PSP RSUs will be settled upon the earlier of (i) the third anniversary of the Effective Date and (ii) a Change in Control of the Company (the “Settlement Date”), at which time the PSP RSUs will cliff vest in the dollar amount of 0% to 250% of the target value, and will be settled in shares of Company common stock based on the fair market value of such shares on the Settlement Date in accordance with the table and terms set forth on Annex A.

6.

Severance. Your eligibility for severance upon a termination of employment will be governed by the terms of the Alphatec Severance Agreement and Alphatec Change in Control Agreement, forms of which are attached hereto as Annex B and Annex C, respectively.

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7.

Certain Post-Employment Covenants. During your employment with the Company, and for a period of one year following the termination of your employment with the Company, you shall not, without the prior written consent of the Company: (i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the “Company Group”) to leave the service of the Company Group for any reason; or (ii) in a manner that is dependent upon the use of the Company's proprietary information, either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which you have interacted during the course of your employment with the Company.

8.

Indemnification and Cooperation. During and after your employment, the Company will indemnify you in your capacity as a director, officer, employee or agent of the Company to the fullest extent permitted by applicable law and the Company's charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as the Company's other executive officers.

You agree (whether during or after your employment with the Company) to reasonably cooperate with the Company in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to the Company and with respect to which you may have relevant knowledge.

9.	Withholding. Tax will be withheld by the Company as appropriate under applicable Federal tax requirements for any payments or deliveries under this Agreement.
10.

No Guarantee of Employment or Fixed Compensation. This Agreement is not a guarantee of employment or a guarantee of compensation for a fixed term. Your employment will be on an “at-will” basis, meaning that you and the Company may terminate your employment at any time and for any reason, with or without prior notice, subject to the terms and conditions in the agreements attached hereto as Annex B and Annex C.

11.

Entire Agreement. This Agreement (including Annex A, Annex B and Annex C) constitutes the Company's only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of the Company or any of its affiliates.

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12.

Miscellaneous Representations. You confirm and represent to the Company, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would adversely impact your ability to perform the expected services on behalf of the Company; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to the Company or any of its employees, agents or affiliates; and (c) you understand and accept all of the terms and conditions of this offer.

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We look forward to having you as a member of Alphatec's leadership team.

Sincerely,

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Annex A

Market Cap* (in millions)	Vesting ** (in dollar amount of target value)
$100	40%
$150	60%
$200	80%
$250	100%
$300	120%
$350	140%
$400	160%
$450	180%
$500	200%
$550	220%
$600	240%
$625	260%

* Market Cap calculated upon the earlier of (i) the third anniversary of the Effective Date and (ii) a Change in Control of the Company, and shall equal the product of (a) the fair market value of a share of Company common stock (which, in the event of a Change in Control of the Company shall be the fair market value of the consideration received by a holder of a share of Company common stock in connection with the Change in Control of the Company) and (b) the number of shares of Company common stock outstanding. Notwithstanding the foregoing, in the event of a Change in Control of the Company occurring before the first anniversary of the Effective Date, the Market Cap shall equal the greater of (1) $100 million and (2) the product of (x) the fair market value of the consideration received by a holder of a share of Company common stock in connection with the Change in Control of the Company and (y) the number of shares of Company common stock outstanding; and in the event of a Change in Control of the Company occurring after the first anniversary of the Effective Date, the Market Cap shall equal the greater of (1) $250 million and (2) the product of (x) the fair market value of the consideration received by a holder of a share of Company common stock in connection with the Change in Control of the Company and (y) the number of shares of Company common stock outstanding.

**Linear interpolation between points (for both Market Cap and Vesting — e.g., a Market Cap of $275 million yields a vesting percentage of 110%).

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D.The Executive is not a temporary employee or a new hire who has not yet started to work on a regular, full-time or part-time basis (as appropriate).

E.The Executive is not covered under any other severance-type plan, policy, arrangement or agreement that provides severance payments and benefits more favorable in the aggregate to those provided herein. If any such plan, policy, arrangement or agreement exists, the Executive will receive payments and benefits pursuant to that plan, policy, arrangement or agreement and shall not receive any of the severance payments and benefits described herein. In no case will the Executive receive severance payments and benefits under any other such severance-type plan, policy, arrangement or agreement and this Agreement.

F.In the event that the Executive is party to a “Change in Control” Agreement with Company that also provides for severance benefits, in the event of a “Change in Control” (as defined therein) the Executive shall not receive benefits under this Agreement, but instead shall receive only the severance benefits provided under such “Change in Control” Agreement (i.e., there shall be no “double-dipping” and only the “Change in Control” Agreement shall apply in such an event).

G.The Executive has not agreed in writing to waive severance benefits under this Agreement or otherwise payable from the Company.

H.The Executive (or, in the event of the executive's death or incapacity, the Executive's executor, representative or guardian, as applicable) signs and does not revoke a separation agreement and general release of all claims in such form as the Company may from time-to-time reasonably require (“Separation Agreement”).

I.The Executive has returned all Company property and equipment that was assigned to, or taken general control of by, her or him during his tenure with the Company.

If terminated, the Executive must satisfy all of the requirements set forth above in order to receive severance benefits under this Agreement. Eligibility for severance benefits under this Agreement will be determined by the Company upon the Executive's termination of employment. The Company has full power and authority to interpret the provisions of this Agreement and render decisions on eligibility for benefits. If the Company determines that the Executive satisfies all of the eligibility conditions described above, the Executive will receive severance benefits calculated in accordance with Section III below. The severance benefits will be paid following the Executive's termination of employment in accordance with the terms set forth below and in the respective Separation Agreement.

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III.SEVERANCE BENEFITS

Severance Pay and Benefits. The following severance pay and benefits are payable under this Agreement:

1.Severance Pay. The severance pay provided to the Executive if involuntarily terminated under the terms of this Agreement consists of an amount equal to the sum of one times (1x) his regular annual base salary.

The amount of severance pay to the Executive shall be based upon the Executive's regular annual base salary in effect immediately before the Executive's termination of employment, determined without regard to any overtime, bonuses, fringe benefits, reimbursements or other irregular payments. The Executive's general release of all claims referred to in Section II.H. must be effective the sixtieth (60th) day following the Executive's termination of employment in order for the Executive to receive any severance pay or benefits under the Agreement. Severance pay will be paid in a single cash lump-sum on the sixtieth (60th) day following the Executive's termination of employment (or as soon as administratively practicable after such sixtieth (60th) day).

Benefits Continuation. Upon an involuntary termination of employment pursuant to which the Executive is entitled to severance pay under Section III.A.1., subject to the Executive's timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the premiums for the Executive for a period of twelve (12) months based on the level of coverage in effect as of the date of the Executive's termination. Notwithstanding the foregoing, in the event that the Executive becomes eligible to receive substantially similar or improved medical, dental or vision benefits from a subsequent employer (whether or not the Executive accepts such benefits), the Company's obligations under this Section III.A.2. shall immediately cease. TheExecutive will notify the Company of his eligibility for such benefits from a subsequent employer within thirty (30) days of such eligibility.

In the event that the Company's making payments under this Section III.A.2 would violate nondiscrimination rules or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this Section III.A.2. in such manner as is necessary to comply with tax laws and the PPACA, as applicable.

3.Equity Awards. Upon an involuntary termination of employment pursuant to which the Executive is entitled to severance pay under Section III.A.1., any vested stock option awards held by Executive at the time of his termination will remain exercisable by the Executive for the greater of (i) 90 days following the effective date of the Executive's termination and (ii) the remaining term of such option award, and all

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other Company equity awards held by Executive that remain unvested upon the effective date of his termination will be forfeited for no consideration.

IV.OTHER PROVISIONS

A.No Separate Fund. All severance benefits payable under this Agreement are payable from the Company's general assets. There is no separate trust or fund established for the payment of severance benefits under this Agreement. All amounts payable hereunder shall be less all appropriate deductions, including federal, state and local withholding taxes.

B.	Section 409A.

1.It is the intent of the parties that the payments and benefits provided hereunder are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and should be interpreted and construed in such a manner.

2.“Termination of employment”, “resignation”, “separation from service”, or correlative phrases or terms, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation, has the same meaning as “separation from service” as defined in Section 409A.

3.If a payment obligation under this Agreement arises on account of the Executive's separation from service while the Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive's estate following his death.

4.Each payment and benefit payable under this Agreement, and each other benefit required to be aggregated with the payment and benefits under this Agreement pursuant to Section 409A, is hereby designated as a separate payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii), and will not collectively be treated as a single payment.

C.Amendment or Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless Executive and the Company agree to such amendment, modification, waiver or discharge in writing.

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IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

Alphatec Holdings, Inc.

By:

Chairman of the Board of Directors

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Annex C

ALPHATEC CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”), dated as of September 14, 2016, is by and between Alphatec Holdings, Inc. (the “Company”) and Craig E. Hunsaker (the “Executive”) (each a “Party”, and, collectively, the “Parties”).

1.Term of Agreement. This Agreement shall commence on the date hereof and continue in effect until the earlier of (a) Executive's Separation from Service other than within twenty-four (24) months following a Change in Control (each as defined below); (b) the Company's satisfaction of all of its obligations under this Agreement; or (c) the execution of a written agreement between the Company and Executive terminating this Agreement.

2.	Definitions. As used in this Agreement:

(a)“Annual Compensation” means the sum of the following:

(i)one year of Executive's base salary, the highest rate at which Executive was paid at any time during the twelve (12)-month period prior to the Executive's Separation from Service; plus

(ii)the greater of (A) the Executive's target annual bonus amount for the year in which the Separation from Service occurs, or (B) the highest annual bonus paid to the Executive out of the three (3) prior bonuses paid to the Executive prior to the Executive's Separation from Service.

(b)“Cause” means (i) Executive's willful and repeated failure to satisfactorily perform his or her material duties which is not remedied within thirty (30) days' written notice from the Company specifying such failure; (ii) Executive's repeated and willful failure to follow the lawful directions of the Company's Board of Directors which is not remedied within thirty (30) days' written notice from the Company specifying such failure; (iii) Executive's conviction of or plea of guilty or nolo contrende to a crime involving moral turpitude; (iv) Executive engaging, or in any manner participating, in any activity which is directly competitive and materially and demonstrably injurious to the Company; or (v) commission of an intentional act of fraud, embezzlement or theft by the Executive in the course of Executive's employment by the Company.

(c)“Change in Control” has the meaning set forth in the Company's 2016 Equity Incentive Plan.

(d)“COBRA” means the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended.

(e)“Code” means the Internal Revenue Code of 1986, as amended from time-to-time.

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(f) “Disability” means that, at the time Executive Separates from Service, Executive has been unable to perform the duties of Executive's position for a period of 180 consecutive days as the result of an incapacity due to physical or mental illness.

(g)“Good Reason” means the occurrence of one of the following which occurs within twenty-four (24) months following a Change in Control and without Executive's express, written consent: (i) a significant reduction of Executive's duties, position or responsibilities (including, without limitation, any negative change in reporting hierarchy involving the Executive or the person to whom he or she directly reports), or Executive's removal from such position and responsibilities; (ii) a material reduction by the Company in Executive's base salary or target annual bonus as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or aggregate level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced; (iv) Executive is requested to relocate (except for office relocations that would not increase Executive's one way commute to more than fifty (50) miles); or (v) the failure of the Company to obtain the assumption of this Agreement pursuant to Section 7. For avoidance of doubt (as examples and not an exhaustive list), a significant reduction of duties, position or responsibilities shall have occurred if the Executive was a Section 16 reporting officer immediately prior to the Change in Control and is no longer a Section 16 reporting officer immediately following the Change in Control. The Executive may terminate his employment for “Good Reason” within 90 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the above events that has not been cured within 30 days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within 30 days of the Executive becoming aware of such condition).

(h)“Long-term Incentive Award Value” means the highest grant date fair value of any long-term incentive award (cash and/or equity-based incentive) granted to Executive in the three (3) calendar year period prior to the calendar year of the Separation from Service.

(i) “PPACA” means the Patient Protection and Affordable Care Act of 2010 and related regulations and guidance promulgated thereunder.

(j)“Separation from Service” or “Separates from Service” means a termination of employment with the Company that qualifies as a separation from service in accordance with Section 409A of the Code.

(k)“Specified Employee” means an employee who is determined by the Company to be a Specified Employee in accordance with Section 409A of the Code.

3.	Severance Payments and Benefits.

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(a)If a Change in Control occurs and within a period of twenty-four (24) months thereafter, Executive incurs a Separation from Service on account of (i) an involuntary termination by the Company for reasons other than death, Disability or Cause, or (ii) a voluntary termination elected by the Executive for Good Reason, then subject to (A) Executive signing and not revoking a separation and general release agreement (the “Release”) in a form provided by the Company as may be in use from time to time, and (B) Section 4 below, Executive shall (and the Company (or any successor thereto) shall pay, award and/or provide):

(1) receive a lump-sum cash severance payment in an amount equal to the sum of (a) two times (2x) Executive's Annual Compensation; (b) the product of (x) Executive's Long-term Incentive Award Value, multiplied by (y) a fraction, the numerator of which is the number of full and partial calendar months between January 1 of the year of Separation from Service and the date of the Executive's Separation from Service (provided, however, that such numerator shall not exceed six (6)) and the denominator of which is twelve (12); and (c) the product of (x) the greater of (A) Executive's target annual bonus amount for the year in which the Separation from Service occurs, or (B) the highest annual bonus paid to the Executive out of the three (3) prior bonuses paid to the Executive prior to the Executive's Separation from Service, multiplied by (y) a fraction, the numerator of which is the number of full and partial calendar months between January 1 of the year of Separation from Service and the date of the Executive's Separation from Service and the denominator of which is twelve (12); and

(2) receive eighteen (18) months of continued coverage under the Company's group health plans (based on the level of the Executive's coverage in effect on the date of the Executive's Separation from Service), at the Company's expense, subject to the Executive's timely election of continuation coverage under the COBRA, it being understood that (a) in the event that the Executive becomes eligible to receive substantially similar or improved medical, dental or vision benefits from a subsequent employer (whether or not the Executive accepts such benefits), the Company's obligations under this Section 3(a)(2) shall immediately cease, (b) the Executive will notify the Company of his eligibility for such benefits from a subsequent employer within thirty (30) days of such eligibility and (c) in the event that the Company's making payments under this Section 3(a)(2) would violate nondiscrimination rules or result in the imposition of penalties under the PPACA, the parties agree to reform this Section 3(a)(2) in such manner as is necessary to comply with tax laws and the PPACA, as applicable.

(3) become fully vested in all Company equity and long-term incentive awards granted to Executive (including, but not limited to, and all stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and all other stock and cash-based long-term incentive awards) to the extent that such vesting is based on service with the Company. With respect to any performance shares and performance unit awards, (a) the final number of units and/or

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shares payable under such awards shall only be determined in accordance with the terms and conditions of the respective grant agreement governing such award, and accordingly, (b) distribution of such awards can only take place following such share and/or unit amount determination. Notwithstanding the foregoing, the full and immediate vesting of any restricted stock units, performance shares, performance units, shall not change the payment date thereof or otherwise apply to the extent it would result in adverse tax consequences under Section 409A of the Code; and

(4) notwithstanding anything to the contrary in the respective award agreement(s), be entitled to exercise any stock options or stock appreciation rights until the expiration of twenty-four (24) months following Executive's Separation from Service (or until such later date as may be applicable under the terms of the award agreement governing the stock option or stock appreciation right upon termination of employment), subject to the maximum full term of the stock option or stock appreciation right; provided, however, that, if any stock option or stock appreciation right is terminated or cashed-out in connection with a Change in Control, the Executive shall receive a lump-sum cash payment equal to the time value (i.e., under the Black Scholes option pricing model) of such stock options or stock appreciation rights inclusive of the economic value for the period of twenty-four (24) months following Executive's Separation from Service (or until such later date as may be applicable under the terms of the award agreement governing the stock option or stock appreciation right upon termination of employment), subject to the maximum full term of the stock option or stock appreciation right.

(b)If Executive is not a Specified Employee, all payments made to Executive under Section 3(a) immediately above shall be made on the sixtieth (60th) calendar day following Executive's Separation from Service, provided that Executive's Release must be effective and not revocable on the date payment is to be made in order to receive such payments. If Executive is a Specified Employee, to the extent required to comply with Section 409A of the Code, payments made under Section 3(a) immediately above shall be made within ten (10) calendar days following the date following the first (1st) day of the seventh (7th) month after the date of Executive's Separation from Service, provided that no such payment shall be made to Executive if the Release has not become effective as of the six (6)-month anniversary of the date of Executive's Separation from Service.

Parachute Payments. In the event that any of the severance payments and other benefits provided by this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Executive's severance payments and benefits under this Agreement or otherwise shall be payable either in full or in such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by

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Executive, on an after-tax basis, of the greatest amount of severance payments and benefits under this Agreement or otherwise, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section shall be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive. The calculations in Section 4 will be performed by the professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company shall appoint a nationally recognized tax firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such firm required to be made by this Section 4. The Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder shall be final, binding and conclusive upon the Company and Executive. As a result of the uncertainty in the application of Sections 409A, 280G or 4999 of the Code at the time of the initial determination by the professional tax firm described in this Section 4, it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax greater than that amount, if any, determined by such professional firm for the purposes of Section 4 is due (the “Additional Excise Tax”). Executive shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require payment of Additional Excise Tax. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to payments made or due to Executive. The Company shall pay all reasonable fees, expenses and penalties of Executive relating to a claim by the IRS or other agency. In the event it is finally determined that a further reduction would have been required under Section 4 to place Executive in a better after-tax position, Executive shall repay the Company such amount within 30 days thereof in order to effect such result.

No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income Executive receives for services rendered after Executive's Separation from Service from the Company.

6.	Exclusive Remedy. In the event of Executive's Separation from Service on account of an involuntary termination without Cause or a voluntary termination for Good

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Reason within twenty-four (24) months following a Change in Control, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled (including any contrary provisions in any employment agreement Executive may have with the Company), whether at law, tort or contract, in equity, or under this Agreement. Payments made to or on behalf of Executive under any other severance plan, policy, contract or arrangement with the Company shall reduce amounts payable under this Agreement on a dollar for dollar basis.

Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 7, Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Amendment or Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless Executive and the Company agree to such amendment, modification, waiver or discharge in writing. No amendment, modification, waiver or discharge of this Agreement shall result in the accelerated payment of any benefit or payment provided for in Section 3. No waiver by either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

Entire Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreement between Executive and the Company may supersede this Agreement, unless it is in writing and specifically makes reference to this Section 10.

Executive's Successors. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators,

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successors, heirs, distributees, devisees and legatees. If Executive dies while any amounts are still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designees, to Executive's estate.

No Funding Obligation. This Agreement shall be unfunded. Any payment made under this Agreement shall be made from the Company's general assets, and the Executive's rights shall be no greater than those of general unsecured creditor of the Company.

Legal Fees. In the event of any dispute or controversy arising out, relating to, or in connection with this Agreement, the Company shall reimburse Executive for reasonable attorney fees, costs and expenses incurred with respect thereto if Executive substantially prevails on the merits with respect to any breach of this Agreement by the Company.

Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and excise taxes.

Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California (with the exception of its conflict of law provisions). This Agreement is intended to comply with or be exempt from Section 409A of the Code and the regulations promulgated thereunder.

Counterparts; Electronic Signatures. This Agreement may be executed (including via electronic signature) in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

SCI:4226014.2

IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

Alphatec Holdings, Inc.

By:

Chairman of the Board of Directors

SCI:4226014.2